Exhibit 99.1

ELECTROGLAS, INC. 6024 Silver Creek Valley Road, San Jose, CA 95138 PH. 408.528.3000 FX. 408.528.3542 www.electroglas.com

Investor and Shareholder Contact:	Media and Industry Analyst Contact:
Electroglas, Inc.	Electroglas, Inc.
Candi Lattyak	Cristie Lynch
Investor Relations	Marketing Communications Manager
(408) 528-3801	(408) 528-3167
clattyak@electroglas.com	clynch@electroglas.com

ELECTROGLAS ANNOUNCES COMPLETION OF THE SALE

OF ITS SAN JOSE CAMPUS

SAN JOSE, CALIF. January 6, 2004—Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today announced the closing of escrow in the sale of the company’s San Jose, Calif. campus located at 6024 Silver Creek Valley Road. The closing price of $29 million, net of closing costs, was paid to Electroglas at close of escrow on January 5, 2005.

“The sale of our San Jose campus will enable us to reduce our operating costs as well as strengthen our balance sheet,” said Keith Barnes, Electroglas president and CEO. “We are currently in the final process of identifying a location within the local area to relocate our headquarters.”

About Electroglas

Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas’ stock trades on the Nasdaq National Market under the symbol “EGLS.” More information about the company and its products is available at www.electroglas.com.

Safe Harbor Statement

This news release contains forward-looking statements including statements relating to Electroglas’ business outlook and the company’s future performance and operational improvements including the company’s ability to reduce its operating costs and strengthen its balance sheet, as well as to successfully secure a new headquarters facility in a timely manner. Electroglas assumes no obligation to update any forward-looking statement. Electroglas’ actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as a delay or difficulty in locating new campus headquarters in the area at anticipated cost levels and the incurrence of unanticipated expenses in connection with the sale of the San Jose campus and the move to a new campus. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

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